1

                         BRIDGES INVESTMENT FUND, INC.
                                256 Durham Plaza
                              8401 West Dodge Road
                             Omaha, Nebraska 68114
                                  402-397-4700

                                                       January 23, 1997

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
                                PROXY STATEMENT

To the Shareholders of
 Bridges Investment Fund, Inc.

     The Annual Meeting of the shareholders of Bridges Investment Fund, Inc., a Nebraska corporation, will be held at the office of the corporation in the City of Omaha, State of Nebraska, at 256 Durham Plaza, 8401 West Dodge Road, on February 18, 1997, at 11:00 a.m., Omaha Time, for the following purposes:

     1. To elect a Board of eleven (11) Directors, refer to Section 1 below:

     2. To approve or reject the continuance of the investment advisory contract, continuing the employment of Bridges Investment Counsel, Inc. as investment adviser to the Fund for the year ending April 17, 1998, as more fully described in Section 2 below;

     3. To approve or reject the ratification of the selection of Arthur Andersen LLP as independent auditors for the Fund for the year ending December 31, 1997, see Section 3 below;
                                    2

     4. To transact such other business as may properly come before the meeting.

     This proxy is solicited by the Board of Directors, to be voted at the Annual Meeting or any adjournment thereto. The cost of the Proxy solicitations will be paid by the investment adviser for the Fund. Additional solicitation may be made by mail, personal interview, or telephone and telegraph by Fund personnel, who will not be compensated therefore. The cost of any such additional solicitation will also be paid by the Fund's investment adviser.

     If you do not expect to be present, please sign the enclosed Proxy and mail it to Bridges Investment Fund, Inc., 256 Durham Plaza, 8401 West Dodge Road, Omaha, Nebraska 68114. All valid Proxies obtained will be voted in favor of the election of directors, unless specified to the contrary. With respect to the continuance of the investment advisory contract (Item 2 above), and the ratification of the selection of accountants (Item 3 above), all valid Proxies will be voted in accordance with the designation on the Proxies. If no designation is made, Proxies will be voted in favor of the proposals. Any shareholder has the power to revoke his Proxy at any time prior to the voting thereof by sending a letter to the Fund's office, or by executing a new Proxy. The giving of a Proxy will not affect your right to vote in person if you find it convenient to attend the Meeting. At the beginning of the Meeting, all shareholders in attendance will be given an opportunity to revoke said Proxy and to vote personally on each matter described herein.

     The Board of Directors has fixed the close of business on January 15, 1997, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. The transfer books of the Fund will not be closed.

     On January 15, 1997, the Fund had outstanding 1,192,757.769 shares of capital stock, par value $1 per share. After the elimination of fractional
                                    3
shares which are not entitled to be voted, there were 1,192,542 full shares outstanding on January 15, 1997, which are entitled to vote. In the election of directors, each share is entitled to as many votes as there are directors to be elected. Such votes may all be cast for one nominee or distributed among as many nominees and in such proportions as the holder sees fit. In other matters, each share is entitled to one vote, except that fractional shares are not entitled to vote. No person owns of record, and, so far as the management knows, no person owns beneficially more than 10% of the outstanding capital stock of the Fund.

     The Annual Report for the year ended December 31, 1996, mailed simultaneously with this Proxy Statement to the shareholders, includes a statement of assets and liabilities as of December 31, 1996, and a statement of income and expenses for the year ended that date. Any shareholder who desires additional copies may obtain them upon request at the office of the Fund, 256 Durham Plaza, 8401 West Dodge Road, Omaha, Nebraska 68114.

     1.   By-Law Amendment and Election of Directors
          ------------------------------------------


     It is proposed to elect eleven (11) directors who will serve until the next Annual Meeting of the shareholders and until their successors are elected and qualified.

     The persons named in the enclosed Proxy intend to nominate and vote in favor of the election of the nominees listed below, all of whom have consented to serve the term for which they are standing for election. If for any reason any of the nominees shall become unavailable for election, the Proxy will be voted for nominees selected by the management.

     The following information is furnished as to the proposed nominees whose terms of office will run from February 18, 1997, to February 17, 1998:
                                    4

Frederick N. Backer, Age 64 -- First Became Director in 1979
------------------------------------------------------------

     *2,191 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996


     Director of the Fund, member of the Executive Committee and Audit Committee, and Chairman of the Board of Directors of the Fund. Mr. Backer is currently the President of JAT Corp., an operating restaurant company with activities in Nebraska and Missouri. His responsibilities to this concern commenced in August, 1972. During 1996, Mr. Backer had a 100% attendance record at the five regularly scheduled meetings of the Board of Directors and a 100% attendance for the one meeting of the Executive Committee.

     *2,191 shares are held by First Bank National Association as Custodian for a master plan Individual Retirement Act account for Mr. Backer. Mr. Backer's wife, Marcia S. Backer, has a beneficial interest in 178 shares of an Individual Retirement Act account held by First Bank National Association as Custodian.
Mr. Backer's three children, James S. Backer, Ann B. Davids, and Thomas F. Backer hold 2,251, 1,259, and 916 shares, respectively, in Individual Retirement Act accounts at First Bank National Association as Custodian. In addition, James, Ann, and Thomas Backer hold 618, 36, and 618 shares, respectively, in their own names, and Thomas holds 132 shares in a Simplified Employee Pension Account. Thus, the total ownership by the Frederick N. Backer family is 8,199 shares. Mr. Backer is an "interested person" member of the Board of Directors, as defined on page 14.


Edson L. Bridges II, Age 64 -- First Became Director and Officer in 1963
------------------------------------------------------------------------

     *25,655 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996
                                    5

     President and Director of the Fund and member of the Executive Committee and Audit Committee of the Board of Directors of the Fund. In September, 1959, Mr. Bridges became associated with the predecessor firm to Bridges Investment Counsel, Inc. and is presently the President and Director of that Corporation. Mr. Bridges is also President and Director of Bridges Investor Services, Inc., a company that became Transfer Agent and Dividend Disbursing Agent effective October 1, 1987. Mr. Bridges is also President and Director of Provident Trust Company, chartered to conduct business on March 11, 1992. During 1996, Mr. Bridges had a 100% attendance record at the five regularly scheduled meetings of the Board of Directors. Mr. Bridges also had a 100% attendance record at the Audit Committee and Executive Committee Meetings.

     *12,815 shares are owned in Mr. Bridges' name; 7,561 shares are held by a corporate trustee for the Bridges Investment Counsel, Inc. Profit Sharing Trust, and 3,178 shares represent a beneficial interest in Bridges Investment Counsel, Inc. Pension Trust. These shares represent estimated interests in the Trusts' holding of the Fund's shares; 2,101 shares are held by First Bank National Association as Custodian for master plan Individual Retirement Act and Simplified Employee Pension accounts. In sum, Mr. Bridges has a beneficial interest in 25,655 shares of the Fund. The beneficial ownership interest of Sally S. Bridges, wife; Jennifer B. Hicks, daughter; Robert W. Bridges, son; Edson L. Bridges III, son; and Tracy T. Bridges, daughter-in-law, are set forth on pages 12 and 13. Mr. Bridges is an affiliated person member of the Board of Directors because he is an officer and director of the Fund and its investment adviser.


Edson L. Bridges III, Age 38 -- First Became Officer in 1985 and Director
-------------------------------------------------------------------------

in 1991
-------

     *6,604 Shares of Corporation owned beneficially, directly or
                                    6
     indirectly, or of record on December 31, 1996


     Director and Executive Vice President of the Fund and member of the Executive Committee of the Board of Directors of the Fund. Mr. Bridges has been a full-time member of the professional staff of Bridges Investment Counsel, Inc. since August, 1983, and a part-time member from January 1, 1983. Mr. Bridges has been responsible for securities research and the investment management for an expanding base for discretionary accounts for more than five years. Mr. Bridges became a Director of Stratus Fund, Inc. in October, 1990. Stratus Fund, Inc. is an open-end, regulated investment company located in Lincoln, Nebraska. Mr. Bridges has been Executive Vice President-Investments of Bridges Investment Counsel, Inc. since February, 1993, and he is a Director of that Firm. Mr. Bridges is also an officer and a Director of Bridges Investor Services, Inc. and Provident Trust Company. During 1996, Mr. Bridges had a 100% attendance record at the five regularly scheduled meetings of the Board of Directors and a 100% attendance at the one meeting of the Executive Committee.

     *Mr. Bridges' ownership is represented by 1,915 shares held in the Profit Sharing Trust; 750 shares held in the Pension Trust of Bridges Investment Counsel, Inc. by the Trustees of these plans; 2,189 shares held in a 401(k) Plan and Trust for employees of Bridges Investment Counsel, Inc. and 1,024 shares in an IRA Custodial Account held by First Bank National Association. Mr. Bridges also has a 726 share interest in a family trust described on page 12. Tracy Taylor Bridges, Mr. Bridges' wife, holds 257 shares in an IRA Custodial Account and 8,235 shares in a 401(k) Plan. The total family ownership for Mr. Edson L. Bridges III is 15,096 shares. Mr. Bridges is an affiliated person member of the Board of Directors because he is an officer and Director of the Fund and its investment adviser.


N. Phillips Dodge, Jr., Age 60 -- First Became Director in 1983
---------------------------------------------------------------
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     *2,093 Shares of Corporation owned beneficially, directly or indirectly or of record on December 31, 1996


     Director of the Fund and member of the Executive Committee of the Board of Directors of the Fund. Mr. Dodge is President of N. P. Dodge Company, a leading commercial and residential real estate brokerage concern in the area of Omaha, Nebraska. Mr. Dodge has held this position since July, 1978. Mr. Dodge is also a principal officer and director of a number of subsidiary and affiliated companies in the property management, insurance, real estate syndication, and cemetery businesses. Mr. Dodge became a Director of Southern California Water Company in April, 1990, and a Director of the Omaha Public Power District as of January 5, 1995, for a six year term. During 1996, Mr. Dodge had a 60% attendance record at the five regularly scheduled meetings of the Board of Directors and a 100% attendance at the one meeting of the Executive Committee.

     *Mr. Dodge's 2,093 shares are held in an Individual Retirement Act account by First Bank National Association as Custodian. His wife, Kathleen C. Dodge, has a similar account with the identical 2,093 shares. Mr. Dodge's father, N.
P. Dodge, owns 500 shares, and his wife, Virginia L. Dodge, owns 1,754 shares. Therefore, the total Dodge family ownership is 6,440 shares. Mr. Dodge is an "interested person" member of the Board of Directors, as defined on page 14.


John W. Estabrook, Age 69, First Became Director in 1979
--------------------------------------------------------

     *721 Shares of Corporation owned beneficially, directly or indirectly, of record on December 31, 1996

     Director of the Fund and member of the Audit Committee of the Board of Directors of the Fund. Mr. Estabrook was the Chief Administrative Officer of the Nebraska Methodist Hospital and its holding company, Nebraska Methodist Health System, in Omaha, Nebraska, beginning June, 1959. Effective January 1,
                                    8
1987, Mr. Estabrook relinquished the position of President of Nebraska Methodist Hospital, assuming the Presidency of the Nebraska Methodist Health System until his retirement on August 31, 1992. During 1996, Mr. Estabrook had an 80% attendance record at the five regularly scheduled meetings of the Board of Directors, and a 100% attendance at the one meeting of the Audit Committee.

     *721 shares are held by First Bank National Association as Custodian for a master plan Individual Retirement Act account. Mr. Estabrook's wife, Nancy C. Estabrook, owns 34,082 shares in her own name, and she owns 2,550 shares in an Individual Retirement Act account at First Bank National Association. Mr. Estabrook's son, John C. Estabrook, owns 2,798 shares jointly with his wife, Sharon K. Estabrook; in addition, 1,708 shares each are held in Trusts for John Adam Estabrook and Matthew David Estabrook, grandchildren of John W. Estabrook, for a total of 3,415 shares. Thus, 43,566 total shares are owned by the Estabrook family. Mr. Estabrook is an "interested person" member of the Board of Directors, as defined on page 14.


Jon D. Hoffmaster, Age 49, First Became Director in 1993
---------------------------------------------------------

     *2,405 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996

     Director of the Fund and member of the Audit Committee of the Board of Directors of the Fund. Mr. Hoffmaster is a Director of American Business Information, Inc. in Omaha, Nebraska. He has previously served as President and Chief Operating Officer, Chief Financial Officer of that Company, and Executive Vice President and director since 1987. From 1980 to 1987, Mr. Hoffmaster was President and Chief Executive Officer of First National Bank of Bellevue, Nebraska. American Business Information, Inc. is a leading producer of business-to-business marketing information which it supplies from its proprietary database containing information on approximately 10 million businesses in the United States and one million entities in Canada. During
                                    9
1996, Mr. Hoffmaster had a 60% attendance record at five regularly scheduled meetings of the Board of Directors and a 100% attendance at the one meeting of the Audit Committee.

     *2,405 shares were held in Mr. Hoffmaster's own name on December 31, 1996. Mr. Hoffmaster's daughter, Margaret S. Hoffmaster, holds 441 shares in her own name, and 566 shares are held by Elizabeth O. Hoffmaster, another daughter of Mr. Hoffmaster. Thus, the total Hoffmaster family ownership of the Fund is 3,412 shares. Mr. Hoffmaster is an "interested person" member of the Board of Directors, as defined on page 14.



John J. Koraleski, Age 46, First Became Director in 1995
--------------------------------------------------------

     *333 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996

     Director of the Fund and member of the Executive Committee of the Board of Directors of the Fund. Mr. Koraleski is Executive Vice President-Finance & Administration of the Union Pacific Railroad Company headquartered in Omaha, Nebraska. Mr. Koraleski was employed by Union Pacific in June, 1972. He has served the railroad in various capacities. He was appointed to his present position in September, 1991. As Chief Financial Officer of the Railroad, Mr. Koraleski heads and manages the financial planning and management functions, and he is responsible for the operations of the company's information and telecommunications technologies. The Railroad's Contracts & Real Estate, Aviation, Business Car Operations, and Civic and Community Affairs Departments are also under his responsibility. Mr. Koraleski is also a member of the Railroad's Operating Committee and is Chairman of the Board of Directors of Automated Monitoring and Control International, Inc. (AMCI), a privately-held technology firm situated in Omaha, Nebraska. During 1996, Mr. Koraleski had a
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100% attendance record for the five regularly scheduled meetings and a 100%
attendance at the one meeting of the Executive Committee.

     *333 shares are held in The Koraleski Living Trust (dated 01-18-1991), John
J. Koraleski and Stephanie F. Koraleski, Trustees.


Roger A. Kupka, Age 67, First Became a Director in 1982
-------------------------------------------------------

     *4,857 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996

     Director of the Fund and member of the Executive Committee of the Board of Directors of the Fund. Mr. Kupka was the President and Chief Executive Officer of Nebraska Builders Products Co. of Omaha, Nebraska. He held this position from 1969 until November, 1986, when he retired. During the past five years, Mr. Kupka has been Vice Chairman of the Board of Directors of PSI Group, formerly known as Discount Mail Inc., headquartered in Omaha, Nebraska. Mr. Kupka is currently a member of the Board of Directors of PSI Group. In addition, Mr. Kupka serves as President of Kupka, Inc. and President of Micklin Home Improvement Co. Mr. Kupka is also a Vice President of PSI Leasing. All of these companies are located in Omaha, Nebraska. During 1996, Mr. Kupka had a 100% attendance record for the five regularly scheduled meetings of the Board of Directors, and a 100% attendance of the one meeting of the Executive Committee.

     *116 shares were held in Mr. Kupka's own name on December 31, 1996; 3,790 shares are held in a "Rollover" Individual Retirement Act account at the First Bank National Association as Custodian for Mr. Kupka's beneficial interest. In addition, Mr. Kupka owns a regular IRA account with First Bank National Association as Custodian that holds 951 shares. Mr. Kupka's wife, Dorothy J. Kupka, has a beneficial interest of 1,508 shares in an IRA account at First Bank National Association. Consequently, the entire Kupka family ownership of the Fund is 6,365 shares.
                                    11



Gary L. Petersen, Age 53, First Became Director in 1987
-------------------------------------------------------

     *36,298 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996

     Director of the Fund and member of the Executive Committee. Mr. Petersen is the Retired President of Petersen Manufacturing Co. Inc. of DeWitt, Nebraska. Mr. Petersen commenced employment with the Company in February, 1966. He became President in May, 1979, and retired in June, 1986. Petersen Manufacturing Co. Inc. produced a broad line of hand tools for national and worldwide distribution under the brand names Vise-Grip, Unibit, Prosnip, and Punch Puller. During 1996, Mr. Petersen had an 80% attendance record at the five regularly scheduled meetings of the Board of Directors and a 0% attendance record for the one meeting of the Executive Committee.

     *34,703 and 1,595 shares are held in two separate "Rollover" Individual Retirement Act accounts by the First Bank National Association and National Bank of Commerce as Custodian for Mr. Petersen's beneficial interest. In addition, Mr. Petersen's wife, Allison D. Petersen, holds 1,302 shares in an IRA "Rollover" account at First Bank National Association, and their son, Daniel L. Petersen, also holds 1,052 shares in an IRA "Rollover" account at First Bank National Association. Mr. Petersen is a co-trustee of the Ralph W. Petersen GST Exempt Trust, which holds 2,567 shares. Mr. Petersen's son, Daniel, and his daughter, Megan, each had a beneficial interest of 641.8 shares of the Fund.
The 641 balance of these shares is owned for the benefit of Mr. Petersen's three nephews: Cleland Johnson, Kenneth Totman, and Richard Lee Totman. Thus, the total Petersen family ownership is 41,220 shares. Mr. Petersen is an "interested person" member of the Board of Directors, as defined on page 14.
                                    12
Roy A. Smith, Age 63, First Became Director in 1976
---------------------------------------------------

     *18,255 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996

     Director of the Fund and member of the Executive Committee of the Board of Directors of the Fund. Mr. Smith is President of H. P. Smith Motors, Inc. and Old Mill Toyota, both of Omaha, and is a director of the Mid City Bank of Omaha. During 1996, Mr. Smith had a 100% attendance record at the five regularly scheduled meetings of the Board of Directors and a 100% attendance at the one meeting of the Executive Committee.

     *16,618 shares are held in Mr. Smith's name, and 1,637 shares are held by First Bank National Association as Custodian for a master plan Individual Retirement Act account. Mr. Smith's wife, Macaela J. Smith, holds 677 shares in an Individual Retirement Act account held by First Bank National Association. Homer A. Smith, brother to Roy A. Smith, also owns 11,816 shares jointly with his wife, Kathryn H. Smith. In addition, 6,867 shares are held as Custodian for Mr. Smith's niece and nephew, Courtney Lynn and Gregory Thomas Asplund. Thus, the total Smith family ownership is 37,615 shares.


L.B. Thomas, Age 60, First Became Director in 1992
--------------------------------------------------

     *708 Shares of Corporation owned beneficially, directly or indirectly or of record on December 31, 1996

     Director of the Fund and member of the Executive Committee. Mr. Thomas retired in October, 1996, from ConAgra, Inc. He was Senior Vice President, Risk Officer and Corporate Secretary for ConAgra, Inc., with world-wide operations and the second largest major processor of food products in the United States, headquartered in Omaha, Nebraska. He is also a member of ConAgra's Management Executive Committee. Mr. Thomas joined ConAgra as assistant to the Treasurer in
                                    13
1960. He was named Assistant Treasurer in 1966; Vice President, Finance in 1969; Vice President, Finance and Treasurer in 1974; added the Corporate Secretary responsibility in 1982; and became Senior Vice President in 1991. Mr. Thomas is a director of the Exchange Bank of Mound City, Missouri, and he is a director of the Kiewit Mutual Fund of Omaha, Nebraska. During 1996, Mr. Thomas had an 80% attendance record at five regularly scheduled meetings of the Board of Directors and a 100% attendance record for one meeting of the Executive Committee.

     *708 shares are held in Mr. Thomas' name.



Rosemary M. Teckmeyer, Age 69, First Became Officer in 1969
------------------------------------------------------------

     *2,824 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996

     Vice President of the Fund. Mrs. Teckmeyer has been an accounting, administrative, and client contact person for Bridges Investment Counsel, Inc. since September, 1967. Mrs. Teckmeyer has progressed through all phases of securities portfolio accounting and Fund administration, including shareholder relations and preparation of the content for reports to regulatory bodies for the Fund and its investment adviser, to the position of Vice President and Treasurer of Bridges Investment Counsel, Inc. Mrs. Teckmeyer is an officer and Director of Bridges Investor Services, Inc., and she is an officer of Provident Trust Company.

     *311 shares are held jointly with Henry J. Teckmeyer, her husband; and 2,119 shares represent a beneficial interest in the Pension Trust and 7 shares in the Profit Sharing Trust of Bridges Investment Counsel, Inc., held by the Trustees of these plans; 387 shares are held in a master plan Individual Retirement Act account by First Bank National Association as Custodian; 104
                                    14
shares are held by Timothy W. Schulz as Custodian for Caleb and Kathryn Schulz, and 52 shares are held by Thomas N. Teckmeyer as Custodian for Grant Stephen Teckmeyer, grandchildren of Mrs. Teckmeyer under the Nebraska UGTMA. The total ownership for Rosemary M. Teckmeyer is 2,980 shares.


Nancy K. Dodge, Age 34, First Became Officer in 1986
----------------------------------------------------

     *1,543 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996

     Treasurer of the Fund. Mrs. Dodge has been an employee of Bridges Investment Counsel, Inc. since January, 1980. Her career has progressed through the accounting department of that Firm, to her present position as Assistant to the President. Mrs. Dodge is the person primarily responsible for day to day accounting entries for the Fund, and she is also the key person for handling relations with shareholders, the custodian bank, and the auditor. Mrs. Dodge is an officer and Director of Bridges Investor Services, Inc.

     *1,281 shares represent a beneficial interest in the Profit Sharing Trust, and 262 shares represent a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust held by the Trustees of these plans. The total ownership for Nancy K. Dodge is 1,543 shares.


Mary Ann Mason, Age 45, First Became Officer in 1987
----------------------------------------------------

     *4,153 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996

     Secretary of the Fund. Mrs. Mason has been an employee of Bridges Investment Counsel, Inc. from June, 1981. Her career has been mainly in the staff services area as a secretary. Mrs. Mason is also Corporate Secretary for
                                    15
Bridges Investment Counsel, Inc., Provident Trust Company, Bridges Investor Services, Inc. and a Director of that Company.

     *Mrs. Mason and her husband, Gerald L. Mason, own 1,325 shares jointly. In addition, Mrs. Mason holds 828 shares in a master plan Individual Retirement Act account with First Bank National Association as Custodian. Mrs. Mason has a beneficial interest in 698 shares in the Bridges Investment Counsel, Inc. Profit Sharing Trust and 252 shares in the Bridges Investment Counsel, Inc. Pension Plan, and 1,050 shares in a 401(k) Plan and Trust. Gerald L. Mason has a master plan Individual Retirement Act account with First Bank National Association as Custodian, which owns 828 shares. Thus, the total family ownership for Mary Ann Mason is 4,981 shares.



Douglas P. Person, Age 39, First Became Officer in 1988
--------------------------------------------------------

     *2,130 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996

     Assistant Vice President of the Fund. Mr. Person has been a member of the professional staff of Bridges Investment Counsel, Inc., functioning as an analyst and counselor, since September, 1985. Mr. Person has been a Vice President of Bridges Investment Counsel, Inc. since February, 1992. His prior employment experience was with the Nebraska State Legislature as a Legislative Aide, First National Bank of Lincoln as Trust Marketing Representative, and Shearson/American Express as a Registered Representative. In his position with Bridges Investment Counsel, Inc., Mr. Person has been active in securities research and counseling investment advisory clients. Mr. Person is an officer and Director of Bridges Investor Services and an officer of Provident Trust Company.
                                    16
     *Mr. Person has a beneficial interest in 660 shares of the Fund held in the Bridges Investment Counsel, Inc. Profit Sharing Plan, 296 shares in the Bridges Investment Counsel, Inc. Pension Plan, and 1,174 shares in a 401(k) Plan and Trust. The total ownership for Douglas P. Person is 2,130 shares.


Kathleen J. Stranik, Age 53, First Became Officer in 1995
---------------------------------------------------------

     *830 Shares of Corporation owned beneficially, directly or indirectly, or of record on December 31, 1996

     Assistant Secretary of the Fund. Mrs. Stranik has been an employee of Bridges Investment Counsel, Inc. from January, 1986. Mrs. Stranik has functioned as an executive secretary to both Edson L. Bridges II and Edson L. Bridges III throughout her career with the Firm.

     *Mrs. Stranik and her husband, Thomas J. Stranik, own 132 shares jointly. In addition, Mrs. Stranik holds 55 shares in a master plan Individual Retirement Act account with First Bank National Association as Custodian. Mrs. Stranik has a beneficial interest in 382 shares in the Bridges Investment Counsel, Inc. Profit Sharing Trust, 221 shares in the Bridges Investment Counsel, Inc. Pension Plan, and 40 shares in a 401(k) Plan and Trust. The total ownership for Kathleen J. Stranik is 830 shares.

     The officers of the Fund as disclosed herein have been elected by the Board of Directors on April 13, 1996, and their terms of office run from April 13, 1996, to April 13, 1997.

     With respect to shares reported for beneficial interests held in profit sharing, 401(k), and pension trusts of Bridges Investment Counsel, Inc., the shares shown are based upon September 30, 1996, and December 31, 1995, allocations of percentage interests in the retirement plans with appropriate adjustments to reflect changes since that time. However, actual ownership at
                                    17
December 31, 1996, will vary from the reported shares based upon new entrants to the plans, changes in compensation levels for existing participants, and other factors that determine a participant's percentage interest in each of these plans. These determinations may not be finalized before March 15, 1997; thus, the disclosures of beneficial interests in this proxy statement as of December 31, 1996, are the best estimates possible from the available information at this time.

     No shareholder owns of record, or beneficially of record, more than 10% of the outstanding capital stock of the Fund, which totaled 1,190,831 shares as of December 31, 1996.

     The family of Edson L. Bridges II has the following beneficial ownership in shares of the Fund: Edson L. Bridges II, 12,816 shares in his own name; 1,603 shares in the master plan Individual Retirement Act account; 7,562 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust; 3,178 shares represent a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust; and 497 shares in a SEP IRA account with First Bank National Association as Custodian, for a total of 25,655 shares. Sally S. Bridges, in her name, owns 3,565 shares, and she also holds 1,210 shares in a master plan Individual Retirement Act account. Mrs. Bridges' beneficial and of record ownership of Fund shares is 4,775 shares.

     Edson L. Bridges III owns 1,915 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust; 750 shares represent a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust; 2,189 shares represent a beneficial interest in the 401(k) Plan and Trust for employees of Bridges Investment Counsel, Inc.; and 1,024 shares and 257 shares, respectively, are held in a master plan Individual Retirement Act account for both Edson L. Bridges III and Tracy T. Bridges, his wife. Mr. Bridges is a principal beneficiary of the Edson L. Bridges II Irrevocable Trust, and his one-third interest in the Trust's ownership of the Fund was 726 shares. Tracy
                                    18
Bridges further holds 8,235 shares through the First National Bank of Omaha as custodian for Kutak Rock 401(k) Profit Sharing Plan & Trust. The total beneficial ownership of this family component group is 15,096.

     Jennifer B. Hicks, daughter of Edson L. Bridges II, owns 237 shares in a master plan Individual Retirement Act account. In addition, Mrs. Hicks is entitled to 167 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust, and 41 shares are attributed to her through a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust. Mrs. Hicks is a principal beneficiary of the Edson L. Bridges II Irrevocable Trust, and her one-third interest in the Trust's ownership of the Fund was 726 shares. Thus, Mrs. Hicks has a beneficial interest in 1,171 shares of the Fund.

     Robert W. Bridges, son of Edson L. Bridges II, owns in his Revocable Trust 412 shares, and he has a one-third beneficial interest in the Edson L. Bridges II Irrevocable Trust for 726 shares, 198 shares in a master plan Individual Retirement Act account, 216 shares through a beneficial interest in the Bridges Investment Counsel, Inc. Profit Sharing Trust, and 150 shares are attributed through a beneficial interest in the Bridges Investment Counsel, Inc. Pension Trust. In addition, 260 shares represent a beneficial interest in the 401(k) Plan and Trust for employees of Bridges Investment Counsel, Inc. In addition, 1,108 shares are held jointly with his wife, Elizabeth Bridges. Thus, Robert W. Bridges' beneficial ownership in the Fund totals 3,070 shares.

     The combined beneficial ownership for members of the family of Edson L. Bridges II is 49,767 shares or 4.2% of the total shares outstanding. Marvin W. Bridges, Jr., brother of Edson L. Bridges II, holds 10,026 shares in a trust with Provident Trust Company. Ann B. Bruce, daughter of Marvin W. Bridges, Jr., has a one-half beneficial interest in the Marvin W. Bridges, Jr., Irrevocable Trust, and there are 648 shares attributable to her in that trust. Amy Bridges Lawrence, daughter of Marvin W. Bridges, has a one-half beneficial interest in
                                    19
the Marvin W. Bridges, Jr. Irrevocable Trust, and there are 648 shares attributable to her in that trust. In addition, Mrs. Lawrence holds 254 shares in a separate master plan Individual Retirement Act account at First Bank National Association. The total beneficial ownership for the Marvin W. Bridges, Jr. family is 11,577 shares or 1.0% of the total shares outstanding.

     When the branches of Edson and Marvin are combined, the various members of the Bridges family own beneficially 61,344 shares, which are equal to 5.2% of the total shares outstanding.

     The share ownership disclosures reported herein are as of December 31, 1996. To summarize the foregoing information, the Directors and officers of the Fund own "beneficially" or "of record" 111,600 shares, and their family members own an additional 94,248 shares for a total ownership of these persons of 205,848 shares, which are equal to 17.3% of the 1,190,831 shares outstanding on December 31, 1996.

     Bridges Investment Counsel, Inc., investment adviser to the Fund, has a Profit Sharing Trust and a Pension Trust for its employees, and both include some persons who are not officers or Directors of the Fund. The National Bank of Commerce, Lincoln, Nebraska, as Trustee of the Profit Sharing Trust, owned 16,177 shares for the benefit of all employees. The National Bank of Commerce owned an additional 7,515 shares as Trustee of the 401(k) Plan and Trust for the employees of Bridges Investment Counsel, Inc. Four employees, acting as Trustees, held 6,363 shares of the Fund on behalf of the Pension Plan participants. The beneficial interests of the officers and employees of Bridges Investment Counsel, Inc. who are also officers and employees of the Fund have been set forth in the foregoing statements of stock ownership. The amounts of shares reported are estimates based upon the relative percentage interest each employee carried in the deferred benefit plan or trust as of September 30, 1996, for the profit sharing trust and December 31, 1995, for the pension trust. The actual percentage position for each employee for the plan year ending December
                                    20
31, 1996, may not be determined until March 15, 1997. Percentage interests attributed to each employee vary each year as the number of employees covered by the deferred benefit plan increase or decrease and the sizes of coverage compensation amounts rise at differing rates of gain.

     Edson L. Bridges II acts as a sole trustee for three irrevocable trusts that are registered with the Fund's transfer agent in the name of the grantor or the principal beneficiary of the trust. These trusts have a combined ownership of 10,748 shares of capital stock of the Fund outstanding as of December 31, 1996. Mr. Bridges also serves as a co-trustee of six other trusts with individual trustees and corporate trustees that held 12,951 shares of capital stock of the Fund as of December 31, 1996. These shares are reported in the beneficial ownership interests of each trust, and they are not reflected in the totals for Bridges family interests.

     Edson L. Bridges III is named as co-trustee with Edson L. Bridges II for two trusts with a consolidated total of 3,415 shares of capital stock of the Fund as of December 31, 1996. The capital stock owned is registered with the Fund's transfer agent in the name of the trusts, and these shares are not recorded with the total interests of the Bridges family.

     No direct compensation or other remuneration is paid to the Directors or officers by the Fund. However, the Directors as a group were paid a total of $9,500.00 by Bridges Investment Counsel, Inc. for their attendance at Audit Committee, Executive Committee, and Board of Directors meetings during 1996.

     The following Directors were "interested persons" members of the Board of Directors during 1996: Mr. Frederick N. Backer, Mr. Edson L. Bridges II, Mr. Edson L. Bridges III, Mr. N. Phillips Dodge, Jr., Mr. John W. Estabrook, Mr. Jon
D. Hoffmaster, and Mr. Gary L. Petersen.  An interested person is defined in
Section 2(a)(19) of The Investment Company Act of 1940 as amended in 1970. This definition is lengthy; however, for the purpose of this explanation, an
                                    21
interested person shall mean a director or officer of the Fund who has a significant or material business or professional relationship with the Fund's investment adviser, Bridges Investment Counsel, Inc.

     Provident Trust Company of Omaha, Nebraska, had 193 shareholders as of December 31, 1996, no one of whom owned more than 2.6% of the total outstanding voting shares of common stock. Provident Trust Company is managed by personnel of Bridges Investment Counsel, Inc. under a perpetual Management Agreement. At December 31, 1996, Provident Trust Company maintained accounts that held shares of Bridges Investment Fund, Inc. for its customers in the following capacities:
57,847 as sole trustee, 13,999 as co-trustee with an individual, 19,186 as agent, and 37,769 shares as custodian or in safekeeping service. The total shares held by Provident Trust Company in these four capacities is 128,801 .
The number of shares that will be voted by an officer of Provident Trust Company in its capacity as trustee or co-trustee is 6,912 or 0.6% of the total shares outstanding on December 31, 1996. The records of the transfer agent for the Fund maintain the ownership of the shares in the name of the trust account or the beneficial owner. Ownership interests are reported in this proxy statement in the name of the trust account or the beneficial owners. Provident Trust Company's practice with respect to voting shares of the Fund will be to deliver proxies to the beneficial owners or other representatives for the customer accounts in all situations where such policy is administratively feasible and legally possible. Provident Trust Company has officers who are not employees of Bridges Investment Counsel, Inc. or officers of Bridges Investment Fund, Inc. who may vote proxies for trust customers in those instances where independent point of view and the avoidance of a conflict of interest are important considerations.

     With respect to the disclosures of the trusteeships of Edson L. Bridges II, Edson L. Bridges III, and Provident Trust Company, some of the account ownerships disclosed represent duplicate or triplicate information in order to report the various classifications "of record" ownership. The share ownership
                                    22
interests declared herein on a primary registration basis are the units that are utilized to report percentages for voting purposes.

     2.   Approval or Rejection of the Continuance
          ----------------------------------------

          of the Investment Advisory Contract
          -----------------------------------


     On April 17, 1963, the Board of Directors of the Fund approved an investment advisory contract to be entered into between the Fund and Bridges Investment Counsel, Inc., the investment adviser, located at 256 Durham Plaza, 8401 West Dodge Road, Omaha, Nebraska. The management contract continues in effect only so long as such continuance is specifically approved at least annually by the Board of Directors, or by vote of a majority of the outstanding voting securities of the Fund; in either case, the terms of this Agreement and any renewal thereof must have been approved by the vote of a majority of Directors who are not parties to such contract or Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. The contract may be terminated by either party on sixty days' written notice and terminates automatically if assigned. The contract was last submitted to the Fund's shareholders for their approval on February 20, 1996, and the purpose of that submission was to secure a continuation of the employment of Bridges Investment Counsel, Inc. for the period from April 17, 1996, through April 17, 1997.

     The recommendation to continue the contract past April 17, 1997, was first made by the non-interested person members of the Board of Directors at an Executive Meeting called for that purpose on December 3, 1996. This recommendation was then favorably acted upon at the Regular Quarterly
Meeting of the Board of Directors on January 14, 1997, for submission to the shareholders for action on February 18 1997.
                                    23
     Under its contract with the Fund, the investment adviser furnishes continuing investment supervision for the Fund and provides office space, facilities, equipment, and personnel for managing the assets of the Fund. In addition, the investment adviser pays all of the expenses of registering the Fund with the Securities and Exchange Commission under The Investment Company Act of 1940 and the Securities Act of 1933 and has agreed to pay all expenses of maintaining those registrations. Further, under this contract, the investment adviser has agreed to pay all expenses of initially qualifying and maintaining the qualification of shares of the Fund in whole or in part under the Securities Laws of such states as the Fund may from time to time designate.

     For these services, the Fund agrees to pay the investment adviser a quarterly fee of one-eighth (1/8) of one percent (1%) of the average net asset value of the Fund, which approximates 1/2 of 1% on an annual basis, as determined by appraisals made as of the close of each month of the applicable quarter. However, in the contract, the investment adviser has guaranteed the Fund that the Fund's total expenses, exclusive of stamp and other taxes but including fees paid to the investment adviser, shall not in any year exceed in the aggregate a maximum of one and one-half percent (1 1/2%) of the average net asset value of the Fund for such year as determined by appraisals made as of the close of each month thereof. If such expenses exceed the one and one-half per cent (1 1/2%) maximum, the investment adviser has agreed to reimburse the Fund for the amount of the excess.

     The investment adviser's fees for the last three fiscal years were as follows: $91,599.93 in 1994, $107,149.30 in 1995, and $135,586.53 in 1996.
There have been no reimbursed expenses under the 1 1/2% of net assets expense limitation during the last three fiscal years.

     Edson L. Bridges II, President of the Fund, is also President of Bridges Investment Counsel, Inc., the Firm which is investment adviser to the Fund. The total of 600 shares of capital stock of the investment adviser are owned as
                                    24
follows: Edson L. Bridges II, 525 shares; Sally S. Bridges, wife of Edson L. Bridges II, three shares; Edson L. Bridges III, six shares; and National Bank of Commerce as Trustee for the Bridges Investment Counsel, Inc. Profit Sharing Trust, 66 shares. The officers of Bridges Investment Counsel, Inc. hold a beneficial interest of 77.42% of shares held in the Profit Sharing Trust, including a 46.74% allocation for Mr. Edson L. Bridges II that translates to a
30.85 share indirect ownership for him. Thus, Mr. Bridges' beneficial interest in the stock ownership of Bridges Investment Counsel, Inc. is 555.85 shares when his attributed shares from the Profit Sharing Trust are included with shares owned personally.

     Mr. Edson L. Bridges II, Mrs. Sally S. Bridges, and Mr. Edson L. Bridges III are the three Directors of Bridges Investment Counsel, Inc.

     The foregoing statements of stock ownership are disclosed as of December 31, 1996.

     The investment adviser does not advise any other investment companies.

     In order for the contract to be continued, approval by the holders of the majority of the outstanding shares of the Fund is necessary. If the contract is not adopted by the shareholders, the Board of Directors would take an appropriate alternative action.

     Prior to recommending approval of the investment adviser contract, the members of the Board of Directors reviewed the financial resources of the investment adviser, the investment performance record of the Fund in comparison with funds of similar size and comparable investment objectives, the operating costs relative to other funds, and other factors including the quality of service to shareholders and matters set forth in a special study prepared annually for the Board members by the investment manager. At each Board of Directors meeting, except the December session, the Board reviews each
                                    25
securities transaction undertaken for the Fund's portfolio during the prior three-month period for the cost efficiency of the service provided by the brokerage concerns involved -- all of whom are non-affiliated to the Fund and its investment adviser. The Fund's Board of Directors has not formally reviewed the soft dollar commission arrangements of the investment adviser or the benefits that the investment adviser and its clients may receive from the Fund's portfolio transactions. However, such reviews will commence with the Board's analysis of the First Quarter, 1995, transactions and continue quarterly thereafter.

     During the most recent fiscal year ended December 31, 1996, the Fund paid Bridges Investor Services, Inc. $9,391.10 in fees for dividend disbursement, transfer agency, and certain report filings for deferred employee benefit plans and individual retirement accounts. These services are provided under a separate contract, not subject to a vote by the shareholders of the Corporation, between the Fund and Bridges Investor Services, Inc. -- a company owned by the employees of Bridges Investment Counsel, Inc. The Fund's Board of Directors reviews the appropriateness of the cost to the Fund and to its shareholders, and the Board approves all changes in scheduled charges for compensation under the contract arrangement between the two companies. Bridges Investor Services, Inc. will continue to be a vendor to the Fund for the business activities described in this paragraph.

     Rule 30d-1 of the General Rules and Regulations promulgated under the Investment Company Act of 1940 requires, as of November 23, 1994, that a brief description of each matter voted upon at a meeting of shareholders be made in the Annual Shareholder Report and/or in a semi-annual report following the shareholder meeting. This description shall include the number of votes cast for, against, or withheld as well as the number of abstentions including an apparent tabulation with respect to each matter or nominee for office. Please consult the Annual Shareholder Report for 1996 that accompanies this Notice of
                                    26
Annual Meeting of Shareholders and Proxy Statement for the matters and the results acted upon at the February 20, 1996, Annual Meeting of Shareholders.

     3.   Ratification or Rejection of Selection of Accountants
          ------------------------------------------------------


     The Investment Company Act of 1940 provides that the accountants of an investment company shall be selected by a majority of those members of the Board of Directors who are not affiliated with the investment adviser of the Fund, that such selection shall be submitted for ratification or rejection at the Annual Meeting of the shareholders, and that the employment of such accountants shall be conditioned upon the right of the Fund, by vote of a majority of its outstanding shares, to terminate such employment. Arthur Andersen LLP has served as accountants for the Fund since its organization. On January 14, 1997, the non-interested members of the Board of Directors unanimously recommended the selection of Arthur Andersen LLP as auditors for the Fund for the year ending December 31, 1997, and the Board directed submission of this recommendation to the shareholders for ratification or rejection.

     The Board of Directors of the Fund has an Audit Committee. The Director members of the Audit Committee are: Mr. Backer, Mr. Bridges II, Mr. Estabrook, and Mr. Hoffmaster. A representative of Arthur Andersen LLP will be in attendance at the Annual Meeting of Shareholders on February 18, 1997.

     4.   Other Matters Which May Come Before the Meeting
          -----------------------------------------------


     It is not anticipated that any action will be asked of the shareholders other than the ones previously indicated, but if other matters are properly brought before the Meeting, it is intended that the persons named in the Proxy will vote in accordance with their best judgment.

     Supplementary Comments and Information
     ---------------------------------------
                                    27

     Special matters deserving emphasis are set forth under appropriate headings in the text below:

     Cumulative Voting of Directors
     ------------------------------


     Attention is drawn to the second paragraph on page 2 of this Proxy Statement which describes the option a shareholder has to cumulate votes for the election of directors. The Board of Directors does not solicit cumulative voting with this Proxy Statement.

     Disclosure of Election Results
     ------------------------------


     In the event any nominee for election to the Board of Directors receives at the forthcoming election of Board members a total of negative votes which would equal five percent or more of the total shares voted, a post-meeting disclosure of the name(s) of the nominee(s) shall be made thereof indicating a list of all directors by name, the number of shares voted for and against, and the total number of shares voted at the meeting for directors.
Such report will be made in the next quarterly shareholder letter following the shareholder meeting at which a vote is taken. This information will be provided in addition to the results to be disclosed under Rule 30d-1 under the Investment Company Act of 1940.


     Limitation of Exemption from the Proxy Rules for Certain Non-Issuer
     -------------------------------------------------------------------

     Solicitations
     -------------
                                    28
     The "issuer" is the Fund. The Board of Directors of the Fund is not aware of solicitations for Proxies by persons other than the Board of Directors. In the event non-issuer solicitations for Proxies do occur, any false and misleading statements contained therein will be the responsibility of the solicitors that have made such filing. Such a filing of non-issuer solicitation material with the Securities and Exchange Commission does not mean that a finding by the Commission has been that the solicitation material is accurate or complete.

     Deadline for Proposals for Next Annual Meeting
     ----------------------------------------------


     Shareholders who wish to have a proposal included in the business agenda for the next Annual Meeting of Shareholders to be held February 17, 1998, must have their proposal filed at the office of the Fund by November 19, 1997, which date is estimated to be within the 90 days prior to the printing and mailing of the Proxy Statement to shareholders eligible to vote at that meeting.


     Board of Directors Meetings
     ---------------------------


     The By-Laws of the Fund provide for an eleven member Board of Directors. The Board of Directors currently has eleven members. The Board meets five times per year. The scheduled dates for 1997 are January 14, April 11, July 8, October 14, and December 2. Board meetings are normally held at 4:00 p.m. at the offices of the Fund, with the exception of the December meeting, which will begin at 5:40 p.m. The Board addresses all policy matters in relation to the operation of the Fund, and it reviews and acts upon subjects involving Federal and State law and regulation governing the Fund.

     Vacancies on the Board of Directors
     -----------------------------------
                                    29

     There are no vacancies on the Board of Directors at this time.

     Attendance
     ----------


     Attendance at Board and Committee meetings was disclosed earlier for each Director in the text describing their personal background and stock ownership.

     Relationships
     -------------


     The relationships between Directors or nominees for the Board of Directors have been fully disclosed with respect to employment, family relationships, control persons, and certain economic relationships in the main text of the Proxy.

     Associations
     ------------


     There is no nominee or Director who is a member or employee or associated with a law firm which the Fund has used during the last two fiscal years or proposes to retain in the current year.

     There is no nominee or Director who is a partner, officer, or director of any investment banking firm.


     Committees
     ----------


     The Fund has an Executive Committee and an Audit Committee. The Director members on each committee have been previously identified. The Executive Committee reviews investment policies for the Fund, and members of this
                                    30
Committee take action on any matters which the Board should review at its next meeting for appropriate action. The Audit Committee establishes the scope of review for the annual audit by Arthur Andersen LLP, and its members work with representatives of Arthur Andersen LLP to establish such guidelines and tests for the audit which are deemed appropriate and necessary.

     Disagreements
     -------------


     No Director has requested that a description be made of any disagreement he has with the management of the Fund with respect to operations, policies, or practices of the Fund, nor has any Director declined to stand for reelection because of any such disagreement.

     Contests
     --------


     There have been no costs or terms of settlement of proxy contests for election to the Board of Directors.

     Professional Appointments and Fees
     ----------------------------------


     With respect to the retention of Arthur Andersen LLP as certified public accountants for the Fund, the Fund receives audit-related and tax preparation services.

     The Fund paid Arthur Andersen LLP $10,900 during 1996. The breakdown of this fee was as follows:

                                                                           % of
                                                            Amount         Total
                                    31
                  Audit related Services                   $10,115         92.8
                  Preparation of Tax Returns                   785          7.2
                                                           --------       -----


                  Total Fee                                $10,900        100.0
                                                           ========       ======



     The appointment of Arthur Andersen LLP as certified public accountants for the Fund is reviewed by the Audit Committee pursuant to an annual written proposal for engagement by Arthur Andersen LLP; the Audit Committee then recommends to the Board of Directors which in turn has recommended the appointment to the shareholders. Arthur Andersen LLP has agreed to provide services in 1997 for $10,900, the same as in 1996.

     All legal fees performed on behalf of the Fund from its inception have been paid by the investment adviser.

     The appointment of attorneys for the Fund is a matter that is reviewed annually by the Board of Directors at its January meeting.

     ALL SHAREHOLDERS ARE REQUESTED TO SIGN AND MAIL PROXIES PROMPTLY.

     Your attendance at the Annual Meeting is desired whether your holdings are large or small. We encourage shareholders to take an active interest in the Fund, and we would appreciate a phone call or letter to indicate that you expect to be in attendance on February 18, 1997.
                                    32

     By Order of the Board of Directors.


                                                  Mary Ann Mason
                                                  Secretary